Exhibit (c)(v)

PRELIMINARY DRAFT Privileged and Confidential Project Neon Updated Preliminary Views on Valuation February 27, 2024

PRELIMINARY DRAFT Privileged and Confidential Table of Contents 1 Introduction 3 2 Neon Management Forecast 6 3 Preliminary Indications of Value 13 Appendices A Appendix: Preliminary Indications of Value Support 21 B Appendix: Capital Markets Update 28 2

PRELIMINARY DRAFT Privileged and Confidential Introduction

PRELIMINARY DRAFT Privileged and Confidential TD Securities’ Mandate TD Securities understands that Neon (the “Company”) is considering a potential privatization transaction (a “Transaction”) whereby certain Neon insiders may roll-over all or a portion of their equity interest in Neon (“Roll-over Shareholders”) In connection with a potential Transaction, the Company formed a Special Committee and TD Securities was retained by the Special Committee as financial advisor and independent valuator (the “Valuator”) to prepare and deliver: – A formal valuation (the “Valuation”) of all outstanding common shares of Neon (the “Shares”) in accordance with the requirements of Multilateral Instrument 61-101 (“MI 61-101”) of the Autorité des marchés financiers and certain other provincial securities regulators; and – If requested, an opinion as to the fairness, from a financial point of view, of the consideration to be received by shareholders of Neon (the “Shareholders”) other than Roll-over Shareholders, in connection with a potential Transaction (the “Fairness Opinion”) This presentation provides preliminary indications of value of the Shares – The preliminary report has been prepared on the basis of securities markets, economic and general business and financials conditions prevailing on the date hereof – The preliminary analysis herein should be considered indicative and subject to change based on TD Securities’ ongoing work This preliminary report is summary in nature and nothing in this report should be considered an opinion or valuation. The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying any Valuation and Fairness Opinion. 4

PRELIMINARY DRAFT Privileged and Confidential Summary of Proposals & Analysis at Various Prices In US$M, unless otherwise noted Aqua / Cobalt Tango Proposal Proposal Current 19-Feb-24 19-Feb-24 Illustrative Offer Price Share Price (US$) $24.69 $33.60 $33.25 $33.00 $33.50 $34.00 $34.50 $35.00 $35.50 $36.00 $36.50 $37.00 $37.50 % Change From Previous Offer (05-Feb-24)—1% % Change From Previous Offer (10-Jan-24) 8% 2% (x) F.D. Shares Outstanding 150 151 151 150 151 151 151 151 151 151 151 151 151 Market Capitalization $3,700 $5,058 $5,004 $4,966 $5,042 $5,119 $5,195 $5,271 $5,348 $5,424 $5,500 $5,577 $5,653 (+) Net Debt1 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 $1,117 (+) Minority Interest $18 $18 $18 $18 $18 $18 $18 $18 $18 $18 $18 $18 $18 Enterprise Value $4,835 $6,192 $6,139 $6,101 $6,177 $6,253 $6,330 $6,406 $6,483 $6,559 $6,635 $6,712 $6,788 Implied Premiums Metric Current Share Price (26-Feb-24) $24.69—36% 35% 34% 36% 38% 40% 42% 44% 46% 48% 50% 52% Offer Submission (16-Feb-24)2 $25.01 (1%) 34% 33% 32% 34% 36% 38% 40% 42% 44% 46% 48% 50% Analyst Target Price3 $30.60 (19%) 10% 9% 8% 9% 11% 13% 14% 16% 18% 19% 21% 23% Aqua / Cobalt Feb 19 Proposal $33.60 (27%)—(1%) (2%) (0%) 1% 3% 4% 6% 7% 9% 10% 12% 10-Day VWAP4 $24.98 (1%) 34% 33% 32% 34% 36% 38% 40% 42% 44% 46% 48% 50% 20-Day VWAP4 $25.15 (2%) 34% 32% 31% 33% 35% 37% 39% 41% 43% 45% 47% 49% 52-Week High $43.81 (44%) (23%) (24%) (25%) (24%) (22%) (21%) (20%) (19%) (18%) (17%) (16%) (14%) 52-Week Low $13.32 85% 152% 150% 148% 152% 155% 159% 163% 167% 170% 174% 178% 182% Canadian IPO Price (17-Sep-20) $26.00 (5%) 29% 28% 27% 29% 31% 33% 35% 37% 38% 40% 42% 44% All-Time High (17-Sep-21) $137.40 (82%) (76%) (76%) (76%) (76%) (75%) (75%) (75%) (74%) (74%) (73%) (73%) (73%) % Within the Selected Range ($33.00—$42.00) n/a 7% 3%—6% 11% 17% 22% 28% 33% 39% 44% 50% Implied Multiples5 Metric CY2023A PF Revenue $1,224 4.0x 5.1x 5.0x 5.0x 5.0x 5.1x 5.2x 5.2x 5.3x 5.4x 5.4x 5.5x 5.5x CY2024E Revenue $1,343 3.6x 4.6x 4.6x 4.5x 4.6x 4.7x 4.7x 4.8x 4.8x 4.9x 4.9x 5.0x 5.1x CY2023A Adj. EBITDA $434 11.1x 14.3x 14.1x 14.0x 14.2x 14.4x 14.6x 14.8x 14.9x 15.1x 15.3x 15.5x 15.6x CY2023A PF Adj. EBITDA6 $449 10.8x 13.8x 13.7x 13.6x 13.8x 13.9x 14.1x 14.3x 14.4x 14.6x 14.8x 14.9x 15.1x CY2024E Adj. EBITDA $480 10.1x 12.9x 12.8x 12.7x 12.9x 13.0x 13.2x 13.4x 13.5x 13.7x 13.8x 14.0x 14.2x Acquisition Precedents Benchmarking Average Median North American Large Cap Tech Premiums (Premium to Unaffected)7 38% 32% Merchant Acquirers / Payment Processors (EV / LTM EBITDA) 17.2x 18.0x Sources: Bloomberg, Company Filings, S&P Capital IQ. Note: Market data as of February 26, 2024. Balance sheet as of December 31, 2023. 1. Net debt includes $1,275M of debt, $12M of lease liabilities, and $170M of cash & cash equivalents. Acquisition of Till for $30M in cash netted against EV of $30M. 2. As of the trading day prior to February 19, 2024 bid deadline. 3. Consensus of 15 analysts target estimates. 4. Calculated based on all exchanges and marketplaces in the U.S. and Canada. 5. Based on Neon Management Forecast. Revenue and EBITDA metrics exclude Till’s contribution and interest income. 6. Pro forma for a full-year contribution from Paya including synergies. Adjustments include: (1) $10M Paya EBITDA based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; (2) $5M adjustment for expected Paya run-rate 5 synergies, calculated as expected run-rate synergies less 2023 realized synergies. 7. All-cash consideration transactions with North American technology public targets where there is a change of control and a transaction value greater than $1 billion since 2014.

PRELIMINARY DRAFT Privileged and Confidential Neon Management Forecast

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Neon Management Forecast Overview

- Neon management developed a 5-year financial forecast (the "Neon Management Forecast") which involved updating their previously prepared 2024 budget and extending it through the end of 2028
- The Neon Management Forecast was approved by Neon for TD Securities' use and reliance in connection with the Valuation and Fairness Opinion
- Key forecast assumptions are summarized below:

General	▪ 2024E is based on management's current budget, reflecting the acquisition of Till ▪ Growth assumptions are by channel (global commerce, B2B, government & ISV and SMB) ▪ Costs were determined on a consolidated basis (margin by channel is not actively tracked)
Revenue	▪ Global Commerce: expected 2023-28 CAGR of 19%[1] ▪ B2B, Government & ISV: expected 2023-28 CAGR of 24%[1] ▪ SMB: expected 2023-28 CAGR of -3%[1] ▪ Consolidated: expected 2023-28 CAGR of 16%[1] – *Public guidance of 15-20%*
Cost of Revenue	▪ Processing costs expected to increase gradually as a % of revenue, impacted by a customer mix shifting towards enterprise customers (from 18% in 2023 to 22% of revenue by 2028) ▪ Other COGS are estimated at 0.5% of revenue, in-line with historical levels ▪ Gross margin decreases from 81% in 2023[1] to 77% in 2028E
SG&A	▪ Commissions are mainly related to the B2B and SMB businesses and are expected to slightly increase as a % of channel revenue ▪ Employee compensation is based on headcount and salary projections, with elevated near-term hiring to support growth plan ▪ Other OpEx includes IT spend, professional fees, and travel expenses ▪ Adjusted EBITDA margin increases from 36.6% in 2023[1] to 43.8% in 2028E – *Public long-term target of 50% EBITDA margin*
Acquisitions	▪ Includes contribution of Paya, Till, and expected synergies
Other	▪ Share-based payments elevated in the near-term due to expense recognition on historical grants; thereafter, normalizes to a level in-line with peers ▪ Capex intensity of 6% of revenue per annum – *Public guidance of 4-6% of revenue* ▪ Working capital consistent with historical ratios ▪ Corporate tax rate of 25%

Source: Neon Management Forecast.
Note: Excludes presentation impact of interest income reclassification implemented in Q4'23.
1. 2023 figure is adjusted for Q4'23 flash results guiding to $318M of Q4'23 reported revenue and $117M of EBITDA.

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Neon Management Forecast Summary

Reported Revenue & YoY Growth

'19A – '23A CAGR: 48.2% | '23A – '28E CAGR: 15.7%


53.1%
92.6%
16.4%
40.7%
16.6%
15.1%
15.7%
15.5%
15.6%
61.0%
16.0%
12.0%
10.5%
$1,189
$1,383[1]
$1,612[1]
$1,819[1]
$246
$376
$725
$843
$1,187
$1,384
$1,593
$1,843
$2,128
$2,461
2019A 2020A 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E
Reported Revenue
Street Consensus Range
YoY Growth
Organic YoY Growth

Adjusted EBITDA[2] & Margin

'19A – '23A CAGR: 49.4% | '23A – '28E CAGR: 19.9%


35.5%
43.3%
43.8%
41.7%
36.6%
34.3%
36.7%
38.9%
41.2%
43.8%
$433
$514[1]
$622[1]
$711[1]
$87
$163
$317
$351
$434
$474
$584
$717
$877
$1,078
2019A 2020A 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E
Adj. EBITDA
Street Consensus Range
Margin

Share-Based Compensation (Excluded from Adjusted EBITDA)									
$1	$10	$55	$139	$137	$117	$95	$97	$106	$116

Capex & Capex Intensity


4.2%
4.7%
3.7%
5.7%
4.7%
6.0%
6.0%
6.0%
6.0%
6.0%
$55[1]
$70[1]
$80[1]
$80[1]
$10
$18
$27
$48
$56
$83
$96
$111
$128
$148
2019A 2020A 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E
Capex
Street Consensus Range
Intensity[3]

Simple FCF[4]

'19A – '23A CAGR: 49.0% | '23A – '28E CAGR: 19.7%


88.1%
89.1%
91.4%
86.2%
87.1%
82.5%
83.6%
84.6%
85.4%
86.3%
$77
$145
$290
$303
$378
$391
$489
$607
$749
$930
2019A 2020A 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E
FCF
FCF Conversion[5]

Sources: Company Filings, Neon Management Forecast. 2023 results have been adjusted for Q4'23 flash, which increased forecasted revenue by ~$7M and EBITDA by ~$6M.
Note: All figures in US$ millions. Neon fiscal year ends in December.
1. Denotes street consensus average.
2. Adjusted EBITDA excludes Share-Based Compensation.
3. Calculated as Capex divided by Revenue.
4. Calculated as EBITDA less Capex.
5. Calculated as EBITDA less Capex divided by EBITDA.

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PRELIMINARY DRAFT Privileged and Confidential Public Comparables Benchmarking | Revenue CY2023E Revenue (US$M) 1 High Growth Peers Low Growth Peers $8,920 $8,671 Total: $1,252 $5,023 $3,654 $1,764 $1,600 $691 $641 $1,054 $248 $313 $291 $376 Nuvei Neon (Management) 1 Neon 1 Neon 1 2 DLocal Shift4 Payments Global Payments Nexi W Repay Holdings Global B2B, Gov’t SMB Commerce & ISV CY2024E Revenue Growth 37% Total: 10.5% 23% 24% 13% 18% 9% 10% 7% 7% 7% 7% 4% (2%) Nuvei Neon (Management) 1 Neon 1 Neon 1 DLocal Shift4 Payments Global Payments Nexi W Repay Holdings Global B2B, Gov’t SMB Commerce & ISV CY2025E Revenue Growth Total: 15.1% 25% 29% 21% 20% 18% 15% 8% 8% 8% 9% 7% 6% (3%) Nuvei (Management) Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe Repay Holdings i3 Verticals Neon 1 Neon 1 Neon 1 Global B2B, Gov’t SMB Commerce & ISV Sources: Capital IQ and research reports. Note: All figures are in US$ unless otherwise noted. 9 1. Based on Neon Management Forecast. 2. Net revenue adjusted for costs associated with Transactional and Bitcoin revenue.

PRELIMINARY DRAFT Privileged and Confidential Public Comparables Benchmarking | EBITDA CY2023E EBITDA Margin 1 High Growth Peers Low Growth Peers 50% 52% 46% 45% 43% 36% 33% 29% 27% 24% 20% Nuvei (Management) Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe Repay Holdings Neon 1 CY2024E EBITDA Margin 48% 48% 51% 54% 44% 34% 33% 30% 29% 25% 25% Nuvei (Management) Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe Repay Holdings Neon 1 CY2025E EBITDA Margin 55% 51% 50% 51% 44% 37% 33% 30% 29% 29% 26% Nuvei (Management) Block Adyen DLocal Shift4 Payments Global Payments Nexi Worldline Paysafe Repay Holdings Neon 1 Sources: Capital IQ and research reports. Note: All figures are in US$ unless otherwise noted. 10 1. Based on Neon Management Forecast.

PRELIMINARY DRAFT Privileged and Confidential Public Comparables Benchmarking | Other CY2023E CapEx as % of Revenue and FCF Conversion %1 High Growth Peers Low Growth Peers 87% 88% 91% 91% 87% 85% 72% 67% 90% 63% 84% 15% 16% 5% 6% 6% 7% 8% 5% 2% 3% 1% Neon 2 CY2024E CapEx as % of Revenue and FCF Conversion %1 82% 79% 89% 93% 86% 86% 77% 67% 91% 70% 84% 12% 13% 6% 5% 6% 7% 7% 8% 5% 2% 1% Neon 2 CY2023E Stock-Based Compensation as % of Revenue and as % of EBITDA 31% 77% n.a. n.a. 14% 5% n.a. 25% 7% 18% 28% 12% 15% 6% 6% 8% 8% 3 3 3% 3 2% n.a. n.a. n.a. Neon 2 CY2024E Stock-Based Compensation as % of Revenue and as % of EBITDA 25% 56% n.a. n.a. 11% 4% n.a. 24% 6% 20% 26% 14% 8% 6% 9% 7% 3 3 5% 2% 3 2% n.a. n.a. n.a. Neon 2 Sources: Capital IQ and research reports. 1. Includes capitalized R&D, where applicable. FCF conversion % defined as (EBITDA – CapEx) / EBITDA. 11 2. Based on Neon Management Forecast. 3. Stock-based compensation estimates not available based on research reports.

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Comparison to Street Consensus

TD

Neon Management Forecast vs. Street Consensus

(In US$ millions)	Fiscal Year Ending December 31st			
	2023A	2024E	2025E	2026E[1]
Revenue				
Neon Mgmt. Forecast	$1,187	$1,384	$1,593	$1,843
Street Estimates	$1,189	$1,383	$1,612	$1,819
Variance - %	(0.1%)	0.0%	(1.2%)	1.3%
Gross Profit				
Neon Mgmt. Forecast	$964	$1,108	$1,260	$1,447
Street Estimates	$961	$1,114	$1,293	$1,375
Variance - %	0.4%	(0.5%)	(2.6%)	5.2%
Implied Gross Profit Margin				
Neon Mgmt. Forecast	81.3%	80.1%	79.1%	78.5%
Street Estimates	80.8%	80.5%	80.2%	75.6%
Variance - %	0.4%	(0.4%)	(1.2%)	2.9%
Adj. EBITDA				
Neon Mgmt. Forecast	$434	$474	$584	$717
Street Estimates	$433	$514	$622	$711
Variance - %	0.4%	(7.7%)	(6.0%)	0.9%
Implied Adj. EBITDA Margin				
Neon Mgmt. Forecast	36.6%	34.3%	36.7%	38.9%
Street Estimates	36.4%	37.1%	38.6%	39.1%
Variance - %	0.2%	(2.9%)	(1.9%)	(0.2%)
Capex				
Neon Mgmt. Forecast	($56)	($83)	($96)	($111)
Street Estimates	($55)	($70)	($80)	($80)
Variance - %	1.3%	19.0%	19.5%	39.1%

Includes (~$5M) negative contribution from Till[2]

Includes approx. negative 140 bps impact on implied adj. EBITDA margin from Till[2]

Sources: Neon Management Forecast, Research Analyst Reports. 2023 results have been adjusted for Q4'23 flash, which increased forecasted revenue by ~$7M and EBITDA by ~$6M.
Note: Brokers include Canaccord, Scotiabank, Barclays, CIBC, Wolfe Research, JP Morgan, National Bank, Seaport, BMO, Wells Fargo, RBC, Bank of America, Raymond James, UBS, Citi, and William Blair. Neon fiscal year ends in December.
1. Only 4 estimates are available in 2026E for revenue and Adj. EBITDA, 3 estimates are available for gross profit and 2 estimates are available for Capex.
2. Till's 2024E EBITDA contribution of ($7.8M) and expected synergies of $2.5M.

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PRELIMINARY DRAFT Privileged and Confidential Preliminary Indications of Value

PRELIMINARY DRAFT Privileged and Confidential Definition of Fair Market Value Under MI 61-101, Fair Market Value is defined as The monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act No downward adjustment to Fair Market Value is permitted to reflect – Liquidity of the securities – Effect of the transaction – The fact that the securities do not form part of a controlling interest The valuator must consider any distinctive material benefit that might accrue to the acquiror as a consequence of the transaction including – Synergies – Tax benefits – Other The valuator must also consider any prior valuations and any bona fide offers made for the Shares in the past 24 months MI 61-101 requires the valuator to determine the en bloc value that an acquiror of 100% of Neon would be expected to pay in an open auction 14

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Approach to Value

Primary Methodologies	Discounted Cash Flow ("DCF") Analysis	▪ Based on 5-year Neon Management Forecast with unlevered free cash flows valued as of December 31, 2023 ▪ Includes 50% sharing of ~$9M in assumed public company cost savings ▪ Unlevered free cash flows discounted based on selected WACC range of 14.5% – 15.5% ▪ Terminal value based on: – 10.0x – 12.0x EV / EBITDA multiple applied to 2028E EBITDA ▪ Based on disclosure from precedent transactions, includes 50% of indicative synergies of $80M[1] that may be achieved by a strategic acquiror, net of 1x cost to achieve synergies – Assumed to be inclusive of public company cost savings
	Precedent Transaction Analysis	▪ Based on select North American merchant acquirer and payment processor companies – Multiple range of 13.0x – 20.0x applied to Pro Forma Adjusted 2023A EBITDA[2], with no contribution from Till – Multiple range of 12.0x – 18.0x applied to Adjusted 2024E EBITDA, excluding ($5M)[3] contribution from Till ▪ Includes $30M incremental value to account for Till at cost
Secondary Indications	Illustrative LBO Analysis	▪ Based on 5-year Neon Management Forecast with levered free cash flows valued as of December 31, 2023 ▪ Includes 100% of $9M in assumed public company cost savings ▪ Selected target IRR range of 20.0% – 25.0% ▪ Terminal value based on: – 10.0x – 12.0x EV / EBITDA multiple applied to 2028E EBITDA ▪ Assumes opening leverage of 5.5x Debt / Pro Forma Adj. 2023A EBITDA[2], consisting of the below, with no recapitalizations in the forecast: – 2.75x term loan with interest rate of SOFR + 400bps – 1.75x senior secured bonds with interest rate of 8.00% – 1.0x second lien term loan with interest rate of SOFR + 700bps
	Premiums Analysis	▪ Based on observed premiums from recent North American Technology all-cash transactions
	Comparable Trading Analysis	▪ Observed EV / EBITDA trading multiples of comparable publicly-traded merchant acquirer and payment processor companies – Multiple range of 8.0x – 11.0x applied to Adjusted 2024E EBITDA
	Analyst Target Prices	▪ Range of target prices of 15 available brokers
	52-Week Trading Range	▪ Reflects observed 52-week trading range for Neon's shares

1. Assumes 10% of Neon's cost base. Pro Forma 2023A Cost Base calculated as Pro Forma Adjusted 2023A Revenue of $1,252M ($1,244M forecast plus ~$7M of incremental revenue from Q4 flash results) less Pro Forma Adjusted 2023A EBITDA of $449M ($444M forecast plus ~$6M of incremental EBITDA from Q4 flash results).
2. Pro forma for a full-year contribution from Paya including synergies based on Neon Management Forecast. Adjustments includes: (1) $10M based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; and (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies.
3. Till's 2024E EBITDA contribution of ($7.8M) and expected synergies of $2.5M.

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PRELIMINARY DRAFT Privileged and Confidential Preliminary Indications of Value Value Basis Equity Value per Share Implied Metrics In US$ unless otherwise stated Per Share Enterprise EV / PF Adj. Prem. / Disc. $10.00 $25.00 $40.00 $55.00 Midpoint1 Value (US$bn)2 23A EBITDA3 to Current DCF Analysis WACC: 14.5%—15.5% PubCo Exit Multiple: 10.0x—12.0x $34.2 $43.11 $38.67 $6.3—$7.7 14.1x—17.1x 39%—75% s e Synergies Implied GRIP: 9.1%—9.2% o gi DCF Analysis WACC: 14.5%—15.5% ol Acquiror Exit Multiple: 10.0x—12.0x $40.30 $6.5—$7.9 14.6x—17.7x 45%—82% od Implied GRIP: 9.0%—9.1% $35. $44.90 Synergies th Me Multiple: 13.0x—20.0x ry PF Adj. 2023A EBITDA: $449M $31.28 $51.86 $41.57 $5.9—$9.0 13.1x—20.1x 27%—110% a m Precedent Includes $30M for Till Acquisition i Transactions Pr Analysis4 Multiple: 12.0x—18.0x Adj. 2024E EBITDA (excl. Till): $480M $30.74 $49.58 $40.16 $5.8—$8.7 12.9x—19.3x 25%—101% Includes $30M for Till Acquisition LBO Analysis Required IRR: 20.0%—25.0% PubCo Exit Multiple: 10.0x—12.0x $27.96 8.09 $33.03 $5.4—$6.9 11.9x—15.4x 13%—54% Synergies Leverage: 5.5x PF Adj. 2023A EBITDA Premium to Premium: 25%—50% $30.86 .04 $33.95 $5.8—$6.7 12.9x—15.0x 25%—50% s Current Current Share Price: $24.69/sh o n a ti Premium to Premium: 25%—50% c $31.44 7.73 $34.58 $5.9—$6.9 13.1x—15.3x 27%—53% di VWAP 20-Day VWAP: $25.15/sh I n Comparable Multiple: 8.0x—11.0x dary Companies $17.58 $27.0 $22.30 $3.8—$5.2 8.4x—11.6x (29%)—9% Adj. 2024E EBITDA: $474M con Analysis Se Analyst Target Based on 15 estimates $23.00 $40.00 $31.50 $4.6—$7.2 10.3x—16.0x (7%)—62% Prices Consensus of $30.60/sh 52-Week Between Feb 26, 2023 and $13.32 $43.81 $28.57 $3.2—$7.8 7.0x—17.3x (46%)—77% Trading Feb 26, 2024 $24.69 $33.25 $33.60 $33.00—$42.00 Current Share Price Tango Bid Aqua / Cobalt Bid Selected Range Note: Market data as of February 26, 2024. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of $30M in cash. Assumes average of 58% tax deductibility of amortization over the forecast period. 1. Based on arithmetic average between high and low implied share prices. 16 2. Enterprise Value presented on a fully-consolidated basis, including minority interests. 3. Pro forma for a full-year contribution from Paya including synergies based on Neon Management Forecast. Adjustments includes: (1) $10M based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; and (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies. 4. Includes $30M incremental value to account for Till acquisition at cost. Accordingly, Adjusted EBITDA excludes Till contribution (Nil in 2023A and negative $5M in 2024E).

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DCF Sensitivity Analysis – For Reference Only

TD

- The below analysis represents the impact to the mid-point per share value of the DCF Analysis under various sensitivities to key forecast drivers

Figures in US$

	Key Metrics		Base	Sensitivity Increment	DCF Midpoint Per Share	
	DCF Midpoint per Share – Incl. 50% of Indicative Strategic Acquiror Synergies				**$40.30 ($35.70 - $44.90)**	
Operational	**Revenue Growth**	Change in absolute % of annual revenue growth starting 2024E and onwards	15.7% *('23A – '28E CAGR)*	+/- 0.5%	($1.29)	$1.31
Operational	**EBITDA Margin**	Change in absolute % of EBITDA margin starting 2024E and onwards	39.0% *('24E – '28E Avg)*	+/- 1.0%	($1.20)	$1.20
Operational	**Synergies**	Change in run-rate amount of indicative strategic acquiror synergies (as a % of Pro Forma 2023A Cost Base[1])	10.0% *(PF 2023A Cost Base[1])*	+/- 2.5%	($0.47)	$0.47
Operational	**Capex**	Change in capital intensity (capex as a % of revenue) starting 2024E and onwards	6.0% *('24E – '28E Avg)*	-/+ 1.0%	($0.43)	$0.43
Value	**Terminal Multiple**	Change in in terminal EBITDA multiple applied to 2028E EBITDA	11.0x *(10.0x – 12.0x Range)*	+/- 0.5x	($1.82)	$1.82
Value	**WACC**	Change in Weighted Average Cost of Capital	15.0% *(14.5% – 15.5% Range)*	-/+ 1.0%	($1.88)	$1.97

1. Pro Forma 2023A Cost Base calculated as Pro Forma Adjusted 2023A Revenue of $1,252M ($1,244M forecast plus ~$7M of incremental revenue from Q4 flash results) less Pro Forma Adjusted 2023A EBITDA of $449M ($444M forecast plus ~$6M of incremental EBITDA from Q4 flash results).

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Precedent Transactions

Merchant Acquirers / Payment Processors

Ann. Date	Acquiror	Target	Enterprise Value	NTM / LTM Rev. Growth	EBITDA Margin LTM	SBC / EBITDA LTM	Capex / LTM Revenue	EV / Revenue LTM	EV / Revenue NTM	EV / EBITDA LTM	EV / EBITDA NTM	Cost Synergies as % of LTM[1] Revenue	Cost Synergies as % of LTM[1] Costs
Jul 6, 2023[2]	GTCR	Worldpay	$17,500	4%	38%	n.a.	n.a.	3.7x	3.6x	9.8x	9.1x	n.a.	n.a.
Jun 9, 2023	Brookfield	Network International Holdings	$2,837	16%	41%	n.a.	13%	6.5x	5.6x	15.9x	13.5x	n.a.	n.a.
Jan 9, 2023	Nuvei	Paya Holdings	$1,379	10%	26%	10%	2%	5.0x	4.5x	19.3x	17.0x	8%	10%
Oct 28, 2022	Sixth Street / BGH Capital	Pushpay	$933	9%	28%	n.a.	0%	4.4x	4.0x	15.7x	16.6x	n.a.	n.a.
Aug 1, 2022	Global Payments	Evo Payments	$3,967	13%	36%	15%	6%	7.4x	6.6x	20.5x	17.3x	23%	37%
Apr 22, 2021	Deluxe	First American Payments Systems	$960	n.a.	20%	n.a.	n.a.	3.3x	n.a.	16.4x	n.a.	n.a.	n.a.
Nov 15, 2020	Nexi S.p.A	Nets A/S	$8,936[3]	n.a.	36%	n.a.	11%	7.2x	n.a.	19.9x	n.a.	12%	19%
Oct 5, 2020	Nexi S.p.A	SIA	$6,294[4]	n.a.	38%	n.a.	12%	7.3x	n.a.	19.2x	n.a.	16%	25%
Feb 3, 2020	Wordline SA	Ingenico	$10,000	24%	21%	n.a.	5%	3.1x	2.5x	14.9x	13.6x	8%	10%
May 28, 2019	Global Payments	Total System Services	$25,083	7%	36%	4%	7%	6.5x	6.1x	18.0x	16.7x	n.a.	n.a.
May 22, 2019	Nuvei	SafeCharge	$776	23%	27%	4%	7%	5.6x	4.5x	20.8x	17.7x	14%	19%
Mar 18, 2019	FIS	Worldpay	$43,417	8%	48%	7%	8%	11.1x	10.2x	22.9x	20.3x	10%	20%
Jan 16, 2019	Fiserv	First Data	$42,287	6%	38%	8%	7%	4.9x	4.7x	13.0x	12.3x	11%	17%
Sep 25, 2017	Hellman & Friedman	Nets	$6,608	5%	36%	n.a.	9%	5.5x	5.2x	15.2x	14.1x	n.a.	n.a.
Jul 21, 2017	CVC / Blackstone Group	Paysafe Group	$4,135	12%	31%	4%	5%	3.9x	3.5x	12.7x	11.6x	n.a.	n.a.
Jul 4, 2017	Vantiv	Worldpay	$12,000	11%	42%	n.a.	15%	7.8x	7.0x	18.6x	16.8x	17%	29%
May 29, 2017	First Data	CardConnect	$750	18%	23%	16%	1%	4.6x	3.9x	19.8x	15.4x	n.a.	n.a.
Average				**12%**	**33%**	**8%**	**7%**	**5.8x**	**5.1x**	**17.2x**	**15.1x**	**13%**	**21%**
Median				**11%**	**36%**	**7%**	**7%**	**5.5x**	**4.6x**	**18.0x**	**16.0x**	**12%**	**19%**

Sources: Company Disclosures, Press Releases, Research Reports, S&P Capital IQ.
Note: All figures are in US$ millions unless otherwise noted. FX rates as of the announcement date is used where applicable.
1. Synergies are based on the estimated run-rate amount as per the public filings.
2. GTCR / Worldpay: Implied EV excludes contingent consideration of $1B, LTM EBITDA is based on FY2023E and includes estimated dis-synergies and previously unallocated corporate and other costs.
3. Does not include €250M earn-out payable in shares in 2022 based on FY2021 EBITDA. Multiple is based on FY2020E Adj. EBITDA
4. Based on FY2020E Adj. EBITDA

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M&A Transaction Premiums

- The average takeover premium paid since 2014 on large cap North American technology all-cash consideration M&A transactions is in the range of 25% – 50%
  - Based on premiums to the unaffected share price and 10 and 20-day volume weighted average pre-announcement price of the target
  - Includes transactions with North American technology public targets where there is a change of control and an overall deal value greater than US$1 billion

North American Large Cap Technology All-Cash Consideration Takeover Premiums (By Technology Sub-Sector[1])

		Median Deal Value	Median			Average			25th Percentile			75th Percentile		
				VWAP			VWAP			VWAP			VWAP	
Technology Sub-Sector[1]	# of Deals	(US$M)	Unaffected	10-Day	20-Day	Unaffected	10-Day	20-Day	Unaffected	10-Day	20-Day	Unaffected	10-Day	20-Day
Software	73	$4,089	31%	31%	31%	38%	38%	38%	23%	24%	25%	53%	51%	50%
IT Services	16	$3,466	36%	33%	33%	38%	40%	39%	20%	24%	25%	47%	46%	45%
Electronic Equipment, Instruments & Components	15	$1,771	49%	47%	43%	51%	53%	54%	29%	31%	34%	70%	70%	70%
Health Care Technology	12	$4,380	32%	31%	33%	29%	29%	30%	19%	24%	23%	36%	36%	37%
Semiconductors & Semiconductor Equipment	12	$5,107	43%	43%	46%	42%	44%	46%	28%	30%	32%	55%	55%	53%
Communications Equipment	10	$2,527	34%	37%	38%	32%	30%	31%	21%	15%	17%	44%	44%	44%
Technology Hardware, Storage & Peripherals	5	$1,543	26%	31%	31%	25%	29%	30%	21%	29%	26%	30%	32%	33%
Interactive Media & Services	4	$16,880	34%	35%	38%	36%	35%	37%	29%	29%	30%	41%	41%	45%
Diversified Telecommunication Services	2	$2,060	76%	80%	85%	76%	80%	85%	64%	66%	69%	89%	94%	100%
Overall	**149**	**$3,320**	**32%**	**33%**	**34%**	**38%**	**39%**	**39%**	**23%**	**24%**	**26%**	**51%**	**51%**	**51%**

Sources: Refinitiv, Bloomberg, Capital IQ, Company Filings.
1. Based on Capital IQ Industry classification.

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Comparable Companies Analysis

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	Market Data		Operational Metrics								Valuation Metrics			
	Market	Enterprise	Revenue Growth % [1]			EBITDA Margin %		FCF Conversion % [2]		Net Debt /	EV / Revenue		EV / EBITDA	
Figures in US$M	Cap.	Value	CY23E	CY24E	CY25E	CY23E	CY24E	CY23E	CY24E	LTM EBITDA	CY23E	CY24E	CY23E	CY24E
High Growth Peers [3]														
Adyen	$49,167	$40,494	22.2%	22.6%	24.7%	45.7%	47.5%	91.2%	88.7%	nmf	23.0x	18.7x	50.2x	39.4x
Block[4]	$46,117	$45,219	23.7%	9.5%	15.2%	20.1%	24.9%	88.0%	79.4%	nmf	5.1x	4.6x	25.2x	18.6x
DLocal	$5,026	$4,528	53.1%	36.6%	29.1%	32.6%	32.7%	91.4%	93.1%	nmf	7.1x	5.2x	21.6x	15.8x
Shift4 Payments	$4,462	$5,600	29.3%	24.1%	18.0%	44.8%	48.1%	87.3%	86.1%	2.5x	5.3x	4.3x	11.8x	8.9x
Average			**32.1%**	**23.2%**	**21.7%**	**35.8%**	**38.3%**	**89.5%**	**86.8%**	**2.5x**	**10.1x**	**8.2x**	**27.2x**	**20.7x**
Median			**26.5%**	**23.3%**	**21.4%**	**38.7%**	**40.1%**	**89.6%**	**87.4%**	**2.5x**	**6.2x**	**4.9x**	**23.4x**	**17.2x**
Low Growth Peers														
Global Payments	$34,752	$50,740	7.2%	6.8%	7.6%	49.9%	51.2%	84.7%	85.8%	n.a.	5.9x	5.5x	11.7x	10.7x
Nexi	$10,143	$16,827	2.3%	7.1%	7.7%	52.2%	53.7%	72.1%	77.0%	3.6x	4.6x	4.3x	8.8x	8.0x
Worldline	$3,646	$6,938	6.1%	4.1%	5.7%	24.1%	24.9%	66.8%	67.4%	1.6x	1.4x	1.3x	5.7x	5.3x
Paysafe	$906	$3,194	7.0%	6.6%	7.9%	28.7%	29.5%	89.9%	90.7%	5.1x	2.0x	1.9x	7.0x	6.3x
Repay Holdings	$818	$1,156	4.4%	9.6%	8.6%	43.4%	44.2%	62.8%	70.1%	2.4x	4.0x	3.6x	9.1x	8.2x
i3 Verticals	$528	$997	14.0%	6.8%	6.6%	27.4%	28.7%	83.7%	84.2%	3.7x	2.7x	2.5x	9.7x	8.7x
Average			**6.8%**	**6.9%**	**7.3%**	**37.6%**	**38.7%**	**76.7%**	**79.2%**	**3.3x**	**3.4x**	**3.2x**	**8.7x**	**7.9x**
Median			**6.5%**	**6.8%**	**7.6%**	**36.0%**	**36.9%**	**77.9%**	**80.6%**	**3.6x**	**3.3x**	**3.0x**	**9.0x**	**8.1x**
Total Average			**16.9%**	**13.4%**	**13.1%**	**36.9%**	**38.5%**	**81.8%**	**82.2%**	**3.2x**	**6.1x**	**5.2x**	**16.1x**	**13.0x**
Total Median			**10.6%**	**8.3%**	**8.2%**	**38.0%**	**38.4%**	**86.0%**	**85.0%**	**3.1x**	**4.8x**	**4.3x**	**10.7x**	**8.8x**
Neon (Management)	**$3,701**	**$4,866**	**12.0%**	**10.5%**	**15.1%**	**35.9%**	**34.3%**	**87.5%**	**82.5%**	**2.7x**	**3.9x**	**3.5x**	**11.2x**	**10.3x**
Neon (Street)	**$3,701**	**$4,866**	**12.0%**	**10.5%**	**16.5%**	**36.4%**	**37.1%**	**87.2%**	**86.4%**	**2.7x**	**3.9x**	**3.5x**	**11.2x**	**9.5x**

Sources: Capital IQ, Research Reports.
Note: Priced as of February 26, 2024. All figures are in US$ unless otherwise noted. Capitalization of leases on an as-reported basis.
1. Pro-forma adjustments made to be on an organic basis where applicable.
2. Defined as (EBITDA – CapEx) / EBITDA.
3. High growth peers defined as companies with over 20% CY2023E revenue growth per street estimates.
4. Using net revenue adjusted for costs associated with Transactional and Bitcoin revenue.

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PRELIMINARY DRAFT Privileged and Confidential WACC Analysis Low Leverage High Leverage Low – High Low – High Capital Structure % Debt 10.0% 30.0% % Equity 90.0% 70.0% Corporate Tax Rate 25.0% 25.0% Unlevered Beta 1.40 – 1.60 1.40 – 1.60 Levered Beta 1.52 – 1.73 1.85 – 2.11 Cost of Equity—Ke Yield on 10 Year US Bond 4.3% 4.3% Market Risk Premium1 7.2% 7.2% Size Premium2 0.7% 0.7% Cost of Equity—Ke 15.8% – 17.4% 18.2% – 20.1% Cost of Debt—Kd Yield on 10 Year US Bond 4.3% 4.3% Selected Spread over Bonds 3.2% 4.2% Pre-Tax Cost of Debt—Kd 7.5% 8.5% WACC 14.8% – 16.2% 14.7% – 16.0% Selected Range 14.5% 15.5% Sources: Bloomberg, Company Filings, S&P Capital IQ. Note: Market data as of February 26, 2024. 22 1. 2023 Kroll U.S. market risk premium. 2. 2023 Kroll mid-cap size premium.

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Comparable Companies Beta Analysis

TD

In US$M, unless otherwise specified

Comparables	Market Cap	Enterprise Value	Levered Beta [1]			Net Debt / Capitalization			Unlevered Beta			R Squared			Avg. Daily Volume (000s)		
			1 Yr	2 Yr	5 Yr	1 Yr Avg	2 Yr Avg	5 Yr Avg	1 Yr	2 Yr	5 Yr	1 Yr	2 Yr	5 Yr	1 Yr	2 Yr	5 Yr
High Growth Peers [2]																	
Adyen	$49,167	$40,494	nmf	1.99	1.25	(22.4%)	(19.0%)	(11.7%)	nmf	2.25	1.36	nmf	0.41	0.28	98	96	94
Block	$46,117	$45,219	2.59	2.19	1.92	(1.6%)	(0.3%)	(0.3%)	2.62	2.19	1.92	0.54	0.58	0.51	12,304	14,006	11,882
Dlocal	$5,026	$4,528	0.87	1.64	n/a	(14.3%)	(11.1%)	n/a	0.96	1.77	n/a	0.02	0.20	n/a	1,584	1,838	n/a
Shift4 Payments	$4,462	$5,600	1.87	1.51	n/a	20.9%	22.1%	n/a	1.55	1.23	n/a	0.46	0.32	n/a	1,253	1,175	n/a
Average	**$26,193**	**$23,960**	**1.78**	**1.83**	**1.59**	**(4.3%)**	**(2.1%)**	**(6.0%)**	**1.71**	**1.86**	**1.64**	**0.34**	**0.38**	**0.39**	**3,810**	**4,279**	**5,988**
Median	**$25,572**	**$23,047**	**1.87**	**1.81**	**1.59**	**(7.9%)**	**(5.7%)**	**(6.0%)**	**1.55**	**1.98**	**1.64**	**0.46**	**0.36**	**0.39**	**1,419**	**1,507**	**5,988**
Low Growth Peers																	
Global Payments	$34,752	$50,740	1.17	1.19	1.22	34.6%	30.6%	21.3%	0.82	0.88	1.00	0.28	0.42	0.49	2,066	2,023	1,978
Nexi	$10,143	$16,827	0.96	1.09	n/a	45.1%	42.5%	n/a	0.60	0.71	n/a	0.15	0.27	n/a	3,929	3,499	n/a
Worldline	$3,646	$6,938	1.19	1.28	1.03	20.0%	20.1%	14.0%	1.00	1.07	0.92	0.09	0.19	0.24	1,135	925	775
Paysafe	$906	$3,194	1.31	1.66	n/a	74.9%	69.1%	n/a	0.39	0.60	n/a	0.13	0.33	n/a	469	474	n/a
Repay Holdings	$818	$1,156	1.49	1.43	n/a	32.2%	31.1%	n/a	1.09	1.05	n/a	0.25	0.25	n/a	699	747	n/a
i3 Verticals	$528	$997	1.38	1.02	1.31	39.3%	36.8%	28.1%	0.91	0.70	1.00	0.34	0.23	0.34	153	153	167
Average	**$8,465**	**$13,309**	**1.25**	**1.28**	**1.19**	**41.0%**	**38.4%**	**21.1%**	**0.80**	**0.84**	**0.97**	**0.21**	**0.28**	**0.36**	**1,408**	**1,303**	**973**
Median	**$2,276**	**$5,066**	**1.25**	**1.23**	**1.22**	**37.0%**	**34.0%**	**21.3%**	**0.87**	**0.79**	**1.00**	**0.20**	**0.26**	**0.34**	**917**	**836**	**775**
Total Average	**$15,556**	**$17,569**	**1.43**	**1.50**	**1.35**	**22.9%**	**22.2%**	**10.3%**	**1.10**	**1.25**	**1.24**	**0.25**	**0.32**	**0.37**	**2,369**	**2,494**	**2,979**
Total Median	**$4,744**	**$6,269**	**1.31**	**1.47**	**1.25**	**26.5%**	**26.4%**	**14.0%**	**0.96**	**1.06**	**1.00**	**0.25**	**0.29**	**0.34**	**1,194**	**1,050**	**775**
Neon [3]	**$3,701**	**$4,866**	**1.61**	**1.62**	**n/a**	**24.1%**	**9.5%**	**n/a**	**1.30**	**1.51**	**n/a**	**0.11**	**0.26**	**n/a**	**1,200**	**1,049**	**n/a**
Selected Range							**10% to 30%**			**1.40 to 1.60**							

Sources: Bloomberg, Company Filings, S&P Capital IQ.
Note: Market data as of February 26, 2024.
1. Levered beta based on adjusted weekly beta per Bloomberg for the 1-year, 2-year and 5-year period as of February 26, 2024.
2. High growth peers defined as companies with over 20% CY2023E revenue growth per street estimates.
3. Average daily volume includes trading volume from all exchanges and marketplaces in the U.S. and Canada.

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PRELIMINARY DRAFT Privileged and Confidential Discounted Cash Flow Analysis 5-Year Neon Management Forecast, Incl. 50% PubCo Synergies Figures in US$M, share data in US$ Unlevered Free Cash Flow Summary Implied Value Build1 Year Ended December 31 Terminal Value Range 2024E 2025E 2026E 2027E 2028E Year Low—High Terminal EBITDA Multiple 10.0x—12.0x Revenue $1,384 $1,593 $1,843 $2,128 $2,461 $2,461 WACC 15.5%—14.5% Implied GRIP 9.1%—9.2% Adjusted EBITDA $474 $584 $717 $877 $1,078 $1,078 (-) Capex ($83) ($96) ($111) ($128) ($148) ($98) Present Value of FCF $1,043—$1,069 (-) Commission Buyouts—($25) ($30) ($35) ($40)—Present Value of Terminal Value $5,238—$6,565 (-) Share Based Comp. ($117) ($95) ($97) ($106) ($116) ($116) Present Value of Net Synergies $35—$41 (-) Change in NWC ($18) ($33) ($39) ($45) ($49) ($33) Enterprise Value $6,317—$7,675 (-) Unlevered Cash Taxes2 ($92) ($113) ($140) ($172) ($219) ($245) Net Debt ($1,147)—($1,147) Unlevered FCF $164 $223 $301 $392 $506 $585 Minority Interest and Other ($18)—($18) Synergies (50% Sharing) Equity Value $5,152—$6,511 Synergies $5 $5 $5 $5 $5 $5 F.D. Shares Outstanding 151—151 Cost to Achieve (0.00x) — — — Equity Value per Share $34.22—$43.11 Synergy Related Taxes ($1) ($1) ($1) ($1) ($1) ($1) Total Unlevered FCF $168 $226 $304 $396 $509 $589 Implied EV / EBITDA Metric PF Adjusted 2023A3 $449 14.1x—17.1x Revenue Growth % 17% 15% 16% 15% 16% Adjusted 2024E $474 13.3x—16.2x EBITDA Margin % 34% 37% 39% 41% 44% Capex Intensity (% of Revenue) 6% 6% 6% 6% 6% Sensitivity Analysis Implied Equity Value per Share Implied Equity Value per Share WACC WACC 14.0% 14.5% 15.0% 15.5% 16.0% 14.0% 14.5% 15.0% 15.5% 16.0% 9.0x $33.12 $32.32 $31.54 $30.77 $30.03 9.0x 7.0% 7.5% 8.0% 8.4% 8.9% al l a le ip 10.0x $36.80 $35.92 $35.06 $34.22 $33.40 le ip 10.0x 7.7% 8.2% 8.6% 9.1% 9.6% 11.0x $40.48 $39.52 $38.58 $37.66 $36.77 11.0x 8.3% 8.7% 9.2% 9.7% 10.1% Termin EBITDA Mult 12.0x $44.16 $43.11 $42.10 $41.11 $40.14 Termin EBITDA Mult 12.0x 8.7% 9.2% 9.7% 10.1% 10.6% 13.0x $47.83 $46.71 $45.62 $44.55 $43.51 13.0x 9.1% 9.6% 10.1% 10.5% 11.0% Note: 2023 results have been adjusted for Q4’23 flash, which increased forecasted revenue by ~$7M and EBITDA by ~$6M. Assumes average of 58% tax deductibility of amortization over the forecast period. 1. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of $30M in cash. 24 2. Assumes share based compensation is non-tax deductible. 3. Pro forma for a full-year contribution from Paya including synergies based on Neon Management Forecast. Adjustments includes: (1) $10M based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; and (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies.

PRELIMINARY DRAFT Privileged and Confidential Discounted Cash Flow Analysis 5-Year Neon Management Forecast, Incl. 50% Indicative Acquiror Synergies Figures in US$M, share data in US$ Unlevered Free Cash Flow Summary Implied Value Build1 Year Ended December 31 Terminal Value Range 2024E 2025E 2026E 2027E 2028E Year Low—High Terminal EBITDA Multiple 10.0x—12.0x Revenue $1,384 $1,593 $1,843 $2,128 $2,461 $2,461 WACC 15.5%—14.5% Implied GRIP 9.0%—9.1% Adjusted EBITDA $474 $584 $717 $877 $1,078 $1,078 (-) Capex ($83) ($96) ($111) ($128) ($148) ($98) Present Value of FCF $1,043—$1,069 (-) Commission Buyouts—($25) ($30) ($35) ($40)—Present Value of Terminal Value $5,238—$6,565 (-) Share Based Comp. ($117) ($95) ($97) ($106) ($116) ($116) Present Value of Net Synergies $262—$313 (-) Change in NWC ($18) ($33) ($39) ($45) ($49) ($33) Enterprise Value $6,544—$7,948 (-) Unlevered Cash Taxes2 ($92) ($113) ($140) ($172) ($219) ($245) Net Debt ($1,147)—($1,147) Unlevered FCF $164 $223 $301 $392 $506 $585 Minority Interest and Other ($18)—($18) Synergies (50% Sharing) Equity Value $5,379—$6,783 Synergies $20 $40 $40 $40 $40 $40 F.D. Shares Outstanding 151—151 Cost to Achieve (1.00x) ($20) ($20) — — Equity Value per Share $35.70—$44.90 Synergy Related Taxes—($5) ($10) ($10) ($10) ($10) Total Unlevered FCF $164 $238 $331 $422 $536 $616 Implied EV / EBITDA Metric PF Adjusted 2023A3 $449 14.6x—17.7x Revenue Growth % 17% 15% 16% 15% 16% Adjusted 2024E $474 13.8x—16.8x EBITDA Margin % 34% 37% 39% 41% 44% Capex Intensity (% of Revenue) 6% 6% 6% 6% 6% Sensitivity Analysis Implied Equity Value per Share Implied Equity Value per Share WACC WACC 14.0% 14.5% 15.0% 15.5% 16.0% 14.0% 14.5% 15.0% 15.5% 16.0% 9.0x $34.58 $33.75 $32.94 $32.14 $31.37 9.0x 7.0% 7.4% 7.9% 8.4% 8.8% al l a ip le 10.0x $38.38 $37.46 $36.57 $35.70 $34.86 le ip 10.0x 7.6% 8.1% 8.6% 9.0% 9.5% 11.0x $42.18 $41.18 $40.21 $39.26 $38.34 11.0x 8.2% 8.7% 9.1% 9.6% 10.1% Termin EBITDA Mult 12.0x $45.98 $44.90 $43.84 $42.82 $41.82 Termin EBITDA Mult 12.0x 8.7% 9.1% 9.6% 10.1% 10.6% 13.0x $49.77 $48.61 $47.48 $46.38 $45.30 13.0x 9.1% 9.5% 10.0% 10.5% 11.0% Note: 2023 results have been adjusted for Q4’23 flash, which increased forecasted revenue by ~$7M and EBITDA by ~$6M. Assumes average of 58% tax deductibility of amortization over the forecast period. 1. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of $30M in cash. 25 2. Assumes share based compensation is non-tax deductible. 3. Pro forma for a full-year contribution from Paya including synergies based on Neon Management Forecast. Adjustments includes: (1) $10M based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; and (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies.

PRELIMINARY DRAFT Privileged and Confidential LBO Analysis 5-Year Neon Management Forecast, Incl. 100% PubCo Synergies Figures in US$M, share data in US$ Free Cash Flow Summary @ High Value Year Ended December 31 @ Close 2024E 2025E 2026E 2027E 2028E Adjusted EBITDA $474 $584 $717 $877 $1,078 (-) Capex ($83) ($96) ($111) ($128) ($148) (-) Commission Buyouts—($25) ($30) ($35) ($40) (-) Share Based Comp. ($117) ($95) ($97) ($106) ($116) (-) Change in NWC ($18) ($33) ($39) ($45) ($49) (-) Unlevered Cash Taxes2 ($92) ($113) ($140) ($172) ($219) Unlevered FCF $164 $223 $301 $392 $506 Synergies $9 $9 $9 $9 $9 Cost to Achieve — — -Synergy Related Taxes ($2) ($2) ($2) ($2) ($2) Total Unlevered FCF $171 $230 $308 $399 $513 (-) Net Interest Expense ($228) ($210) ($202) ($197) ($191) (+) Interest Tax Shield $57 $53 $50 $49 $48 (+) Debt Repayments ($3) ($20) ($41) ($65) ($95) Levered FCF ($3) $52 $115 $186 $275 Total Debt / EBITDA 5.5x 5.1x 4.2x 3.3x 2.7x 2.1x Sources and Uses @ High Value Uses Purchase Equity $5,743 Existing Debt $1,275 Existing Leases $12 Transaction Costs4 $140 Remaining Cash Balance $100 Total Uses $7,270 Sources Assumed Cash $140 Assumed Leases $12 New Debt $2,470 Required Equity $4,647 Total Sources $7,270 Implied Value Build1 Value Range Low—High Required Return 25.0%—20.0% Opening Leverage 5.5x—5.5x Exit Multiple 10.0x—12.0x NPV of Cash Flow to Equity $286—$329 NPV of Terminal Equity Value $2,815—$4,319 Sponsor Equity $3,101—$4,647 Net Debt at Close $2,382—$2,382 Minority Interest $18—$18 Transaction Costs ($140)—($140) Enterprise Value $5,362—$6,908 Existing Net Debt ($1,147)—($1,147) Minority Interest and Other ($18)—($18) Equity Value $4,197—$5,743 F.D. Shares Outstanding 150—151 Equity Value per Share $27.96—$38.09 Implied EV / EBITDA Metric PF Adjusted 2023A3 $449 11.9x—15.4x Adjusted 2024E $474 11.3x—14.6x Sensitivity Analysis Implied Equity Value per Share Target IRR 17.5% 20.0% 22.5% 25.0% 27.5% 9.0x $31.95 $29.59 $27.50 $25.65 $23.98 a l DA le ip 10.0x $35.10 $32.42 $30.06 $27.96 $26.10 min 11.0x $38.25 $35.26 $32.62 $30.27 $28.19 r ult Te EBIT M 12.0x $41.39 $38.09 $35.17 $32.58 $30.29 13.0x $44.54 $40.92 $37.73 $34.89 $32.38 Note: 2023 results have been adjusted for Q4’23 flash, which increased forecasted revenue by ~$7M and EBITDA by ~$6M. Assumes average of 58% tax deductibility of amortization over the forecast period. 1. Balance sheet as of December 31, 2023, pro forma for Till acquisition purchase price of $30M in cash. 26 2. Assumes share based compensation is non-tax deductible. 3. Pro forma for a full-year contribution from Paya including synergies based on Neon Management Forecast. Adjustments includes: (1) $10M based on pro forma 2023 revenue adjustment of ~$40M achieving 26% EBITDA margin; and (2) $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies. 4. Illustrative transaction costs and debt financing fees.

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Neon Management Forecast Summary

US$M	Actual		Forecast					CAGR
	FY22A	FY23A[1]	FY24E	FY25E	FY26E	FY27E	FY28E	'23A - '28E
Forecast Summary								
Global Commerce	$604	$691	$783	$943	$1,137	$1,370	$1,644	*18.9%*
B2B, Government & ISV	$4	$190	$292	$350	$420	$485	$557	*24.0%*
SMB	$235	$306	$308	$299	$286	$273	$261	*(3.2%)*
Revenue	**$843**	**$1,187**	**$1,384**	**$1,593**	**$1,843**	**$2,128**	**$2,461**	*15.7%*
Growth %	*16.4%*	*40.7%*	*16.6%*	*15.1%*	*15.7%*	*15.5%*	*15.6%*	
(+) Paya Revenue (Jan-Feb '23)	n/a	$37	-	-	-	-	-	
(+) Till Revenue (Jan-Dec '23)	n/a	$28	-	-	-	-	-	
Pro Forma Revenue	**n/a**	**$1,252**	**$1,384**	**$1,593**	**$1,843**	**$2,128**	**$2,461**	*14.5%*
Pro Forma Growth %	*n/a*	*n/a*	*10.5%*	*15.1%*	*15.7%*	*15.5%*	*15.6%*	
Processing Costs and COGS	($171)	($222)	($275)	($333)	($396)	($471)	($558)	
Commissions	($113)	($222)	($279)	($299)	($333)	($363)	($386)	
Employee Compensation	($155)	($204)	($235)	($253)	($269)	($286)	($304)	
Other OpEx	($52)	($104)	($120)	($123)	($127)	($131)	($136)	
Adjusted EBITDA	**$351**	**$434**	**$474**	**$584**	**$717**	**$877**	**$1,078**	*19.9%*
Adj. EBITDA Margin %	*42%*	*37%*	*34%*	*37%*	*39%*	*41%*	*44%*	
(+) Paya EBITDA (Jan-Feb '23)[2]	n/a	$10	-	-	-	-	-	
(+) Paya Cost Synergies (Adj. to Run Rate)[3]	n/a	$5	-	-	-	-	-	
Pro Forma Adj. EBITDA	**n/a**	**$449**	**$474**	**$584**	**$717**	**$877**	**$1,078**	*19.1%*
PF Adj. EBITDA Margin %	n/a	*36%*	*34%*	*37%*	*39%*	*41%*	*44%*	
Other Cash Flow Items								
Capex	$48	$56	$83	$96	$111	$128	$148	
% Revenue	*5.7%*	*4.7%*	*6.0%*	*6.0%*	*6.0%*	*6.0%*	*6.0%*	
Simple FCF[4]	$303	$378	$391	$489	$607	$749	$930	
% Adjusted EBITDA	*86%*	*87%*	*82%*	*84%*	*85%*	*85%*	*86%*	
Share Based Comp.	$139	$137	$117	$95	$97	$106	$116	
% Revenue	*16.5%*	*11.5%*	*8.5%*	*5.9%*	*5.2%*	*5.0%*	*4.7%*	
Commission Buyouts	n/a	n/a	-	$25	$30	$35	$40	
Change in NWC	($11)	($5)	($18)	($33)	($39)	($45)	($49)	

1. Neon Management Forecast has been adjusted to include Q4'23 flash results, which included: ~$7M of incremental revenue and ~$6M of incremental EBITDA. Excludes presentation impact of interest income reclassification implemented in Q4'23.
2. $10M adjustment assumes management's pro forma 2023 revenue adjustment of ~$40M achieves a 26% Adjusted EBITDA margin.
3. $5M adjustment for expected Paya run-rate synergies, calculated as expected run-rate synergies less 2023 realized synergies.
4. Calculated as Adjusted EBITDA less Capex.

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PRELIMINARY DRAFT Privileged and Confidential Appendix: Capital Markets Update

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Privileged and Confidential

Share Price Performance

Neon Share Price Performance Since IPO[1]


Current Price: $24.69
52-Week High: $43.81
52-Week Low: $13.32
Avg. Daily Vol: 677K
$140
$120
$100
$80
$60
$40
$20
–
Share Price (US$)
25.0
20.0
15.0
10.0
5.0
–
Volume (in M)
(7-Sep-21): Announced the acquisition of Paymentez for ~US$25M
(6-May-21): Announced the acquisition of Simplex for ~US$291M[4]
(16-Apr-21): Announced the acquisition of Mazooma for ~US$55M[3]
(1-Dec-20): Announced the acquisition of Base Commerce for ~US$93M[2]
(17-Sep-20): IPO on the TSX at US$26 per share
(6-Oct-21): U.S. IPO priced at US$123: Neon shares begin trading on NASDAQ
(8-Dec-21): Publication of short seller report from Spruce Point Capital targeting Neon
(9-Jan-23): Announced the acquisition of Paya for ~US$1.4B[5]
(18-Apr-23): Publication of a second short seller report from Spruce Point Capital targeting Neon
Sep-20
Mar-21
Sep-21
Mar-22
Sep-22
Mar-23
Sep-23
Volume[6]
Price
Avg. Target Price
Key Developments
Earnings Release

Sources: Capital IQ, Press Releases.
Note: Market data as of February 26, 2024.

1. IPO date of September 17, 2020. Prior to US listing on NASDAQ, TSX data presented converted at the daily FX rate (USD/CAD).
2. Final total consideration of ~US$90M paid in cash and a contingent consideration of ~US$3M.
3. Final total consideration of ~US$55M, ~US$43M paid in cash and ~US$11M paid through the issuance of subordinate voting shares. Purchase price also includes a contingent consideration of up to ~US$317M.
4. Final total cash consideration of ~US$291M, including ~US$41M related to working capital and closing adjustments.
5. Final total consideration paid of ~US$1.4B, including ~US$10M in replacement share-based awards considered part of the consideration transferred.
6. Daily volume is based on all exchanges and marketplaces in the U.S. and Canada.

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PRELIMINARY DRAFT Privileged and Confidential Historical Trading Relative Share Price Performance | Since Neon IPO1 500% Change in Share Price Since IPO L3Y L2Y LTM NASDAQ Composite 46.4% 15.3% 14.0% 34.4% 400% High Growth Peers (1.5%) (32.7%) (11.4%) (1.1%) Low Growth Peers (55.0%) (54.4%) (42.1%) (24.2%) 300% Neon 3 (2.9%) (55.0%) (56.3%) (30.0%) 200% 100% 46.4% – (1.5%) (2.9%) (100%) (55.0%) Sep-20 Mar-21 Sep-21 Mar-22 Sep-22 Mar-23 Sep-23 EV / NTM EBITDA | Since Neon IPO1,2 60.0x Average Multiples Since IPO L3Y L2Y LTM 50.0x High Growth Peers 4 nmf nmf 25.6x 20.1x Low Growth Peers 12.5x 11.6x 9.2x 8.1x 40.0x Neon 3 20.9x 18.6x 10.7x 9.4x 30.0x 20.0x 20.7x 10.0x 9.5x 7.9x – Sep-20 Mar-21 Sep-21 Mar-22 Sep-22 Mar-23 Sep-23 Source: Capital IQ. Note: Market data as of February 26, 2024. 30 1. IPO date of September 17, 2020. 2. EV / NTM EBITDA multiples per Capital IQ and not adjusted for acquisitions. 3. Based on TSX trading to capture trading prior to U.S. IPO in October 2021. 4. EV / NTM EBITDA multiples for High Growth peers are not meaningful prior to December 2021.

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Analyst Views

Overview of Target Prices (in USD)[1]


$40
$35
$34
$34
$33
$32
$30
$30
$30
$29
$29
$29
$27
$24
$23
Avg. Target Price: $30.60
Current Price: $24.69
Scotiabank
CIBC
WOLFE
J.P.Morgan
BMO
UBS
citi

Analyst Recommendations


Hold
2
Avg. Target Price: $30.60
Buy
14

Key Themes	Analyst Perspectives
Q3 Results Recovery Proved Encouraging	*"Neon delivered a relatively clean 3Q with revenue a touch above consensus and an adjusted EBITDA beat. The cleaner results following a noisy 2Q23 (where both the full-year and the medium-term outlook were lowered) and a disappointing 1Q23.* ***We believe the stock's recovery is likely to be a multi-quarter process, but we do view 3Q as a good first step."*** – Citi (Nov. 9, 2023) *"Given the sharply cut guide and lowered mid-term outlook last quarter alongside concerns around the e-com landscape and Europe,* ***a return to solid execution was no doubt a sigh of relief."*** – Raymond James (Nov. 8, 2023)
Management's Medium-Term Revenue Growth Guidance	***"Management has reduced its medium-term targets twice in '23 and now sees 15% - 20% medium-term revenue growth*** *(from >30% as recently as 3Q22),* ***which has hurt investor perception of management's credibility, in our view****, but sets an achievable bar, and offers incremental investors an attractive entry point."* – J.P. Morgan (Nov. 9, 2023) *"Following the sharp reset to the FY23 guide and lowered mid-term outlook last quarter,* ***we were encouraged by results that at least met or exceeded the guide across all key metrics****. More importantly, management noted that it expects to return to the mid-term growth outlook (15-20%) exiting 2024, which we suspect was better than feared."* – Raymond James (Nov. 8, 2023)
Integration of Paya	*"Management suggested* ***Paya is tracking ahead of expectations*** *and Neon has previously cited a US$100 million revenue synergy opportunity as it relates to B2B payments and integrated payments."* – William Blair (Nov. 8, 2023) ***"We remain bullish on Paya accretion*** *given material cost synergies and do expect to see revenue synergies over time."* – Canaccord (Nov. 8, 2023)

Sources: Bloomberg, Research Reports.
Note: Market data as of February 26, 2024.
1. William Blair does not publish a target price.

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PRELIMINARY DRAFT Privileged and Confidential Disclaimer These materials were prepared exclusively for the benefit and internal use of the TD Securities client (the “Company”) to whom it is directly addressed and delivered, and are subject to the terms of the engagement letter between the Company and TD Securities dated December 14, 2023. These materials were compiled or prepared on a confidential basis solely and exclusively for the use of the Company and not with a view to public disclosure (whether under any securities laws or otherwise). The information is for discussion purposes only. These materials may not be used for any purpose other than as may be specifically contemplated by a written agreement with TD Securities. These materials and the information contained herein does not purport to identify or suggest all of the risks (direct or indirect), which may be associated with any possible transaction or transactions. 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